EXHIBIT 23.1.16

Exhibit 23.1.16

Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated April 9, 2009 and April 10, 2007, with respect to the balance sheets of ATEL Associates 12, LLC as of December 31, 2008 and April 3, 2007, respectively, included in the Post-Effective Amendment No. 3 to Form S-1 Registration Statement and the Supplement dated April 10, 2009 to the Prospectus of ATEL 12, LLC for the registration of 20,000,000 units of limited liability company interest.

/s/ Moss Adams, LLP

San Francisco, California

April 10, 2009